Thomas C. Cook and Associates, Ltd.
               Attorneys and Counselors at Law
              3110 South Valley View, Suite 106
                   Las Vegas, Nevada 89102

Thomas C. Cook, Esq.
Telephone (702) 876-5941
Facsimile  (702) 876-8865
www.esquireonline.com
Admitted to practice in
Nevada and California


                                                June 6, 2000

To:  Board of Directors, Mandalay Ventures, Ltd.

Re:   Registration Statement of Form SB-2 (the "Registration
Statement")

Gentlemen,

      We have acted as your counsel in connection with the proposed issue and sale by Mandalay Ventures, Ltd., a Nevada corporation (the "Company") of up to a maximum aggregate of 2,400,000 shares and a minimum of 500,000 shares of Common Stock, $0.001 par value (the "Company Shares") on the terms and conditions set forth in the Registration Statement.

      In that connection, we have examined original copies, certified or otherwise identified to our satisfaction, of such documents and corporate records, and have examined such laws or regulations, as we have deemed necessary or appropriate for the purposes of the opinions hereinafter set forth.

     Based on the foregoing, we are of the opinion that:

      1. The Company is a corporation duly organized and validly existing under the laws of the State of Nevada.

     2. The issue and sale of the Company Shares to be sold pursuant to the terms of the Registration Statement as filed with the Securities and Exchange Commission have been duly authorized and, upon the sale thereof in accordance with the terms and conditions of the Registration Statement be validly issued, fully paid and non-assessable.

     We hereby consent to be named in the Prospectus forming
Part I of the aforesaid Registration Statement under the caption, "Legal Opinions" and the filing of this opinion as an Exhibit to said Registration Statement.

                                   Sincerely,
                                   /s/Thomas C. Cook, Esq.